Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Prospectus constituting a part of this Registration Statement of our report dated March 27, 2023, relating to the consolidated financial statements of Nevada Canyon Gold Corp. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ DMCL

Dale Matheson Carr-Hilton LaBonte LLP
Chartered Professional Accountants
Vancouver, Canada
October 25, 2024